November 30, 2021
Kedar Deshpande
kv.deshpande@gmail.com
1161 Palmetto Bay Drive
Henderson, NV 89012

Kedar,
Groupon, Inc. (“Groupon”) is excited to formally offer you an exempt, full-time position as Chief Executive Officer, reporting to Groupon’s Board of Directors (the “Board”). The terms of the offer are detailed below.
Your start date will be December 10, 2021 (“Start Date”).
Please be aware that this offer is in consideration for and contingent upon: (i) your returning a signed copy of this letter to Groupon no later than 7 days from the date of this letter or 3 business days before your Start Date, whichever comes first; (ii) if applicable, the successful completion of pre-employment background and reference checks and/or drug screen; (iii) your ability to provide appropriate proof of your identity and eligibility to work in the United States; (iv) your acknowledgement of and agreement to the Confidentiality, Intellectual Property and Restrictive Covenants Agreement (“CIPRA”) and (if applicable) the Mutual Arbitration Agreement; and (v) you having no obligations or agreements with any third party that would restrict your employment with Groupon.

Compensation
•Base Salary: Your annualized base salary, prorated for your first year of employment, will be $700,000, less withholdings and deductions. Groupon utilizes a semi-monthly payroll (24 pay periods per year).

•Groupon Annual Bonus Plan: In further consideration for your agreeing to the terms of the CIPRA, you will be eligible to participate in the Groupon Annual Bonus Plan (the “ABP”) beginning January 1, 2022 according to the terms and conditions as outlined in the ABP, which you will receive during your on-boarding. Your annual Target Bonus under the ABP will be equal to 100% of your base salary. We are a pay-for-results company, which means your actual bonus under the ABP, if any, depends on both Groupon’s overall performance and your individual performance. Additionally, your actual bonus, if any, is subject to approval by the Compensation Committee and your employment on the payment date of that bonus. As such, any bonus amount is not guaranteed. Provided the Compensation Committee approves the payment of bonuses
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under the ABP, your bonus, less withholdings and deductions, will be paid prior to the last day of April of the following year.
•Restricted Share Units (“RSUs”): In further consideration for your agreeing to the terms of the CIPRA and upon approval by the Compensation Committee of the Board (“Compensation Committee”) or via delegated authority, Groupon will grant you on your Start Date a number of RSUs pursuant to the Groupon, Inc. 2011 Incentive Plan (“Plan”) with a total value of $16,500,000 based on the Start Date closing price of Groupon’s common stock. This RSU grant will vest 1/12 quarterly over the twelve consecutive quarters following the Start Date, with the first vesting installment occurring on March 10, 2022. Such vestings are contingent upon your continuous full-time employment with Groupon through the applicable vesting dates. The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award. This RSU award will (x) constitute a “Covered Equity-Based Award” under the SBA (as defined below) and (y) notwithstanding any future amendments to or termination of the SBA, be subject to vesting acceleration provisions that are no less favorable than those of the SBA as in effect as of the Start Date for the duration of this RSU award.
•Severance Benefit Agreement (“SBA”): You will be eligible to receive severance benefits in accordance with the enclosed Severance Benefit Agreement (“SBA”), which, following your execution thereof, will take effect on your Start Date.

•Sign-on Bonus: In further consideration for your agreeing to the terms of the CIPRA, you will be advanced a one-time bonus (“Sign-On Bonus”) of $1,000,000 less withholdings and deductions, payable within two pay periods of your Start Date at Groupon. Because you do not earn your Sign-On Bonus until you have been employed for at least three years, if your employment terminates for any reason before receiving payment of the Sign-On Bonus, you will no longer be eligible to receive the Sign-On Bonus. If your employment terminates for any reason other than as a result of an Eligible Termination (as defined in the SBA) within three years of your Start Date, and you have received payment of the Sign-On Bonus, you will be responsible for repaying a prorated portion of the gross Sign-On Bonus, which is due in full on your termination date. Specifically, your obligation to repay the Sign-On Bonus will be reduced by 1/36 for every completed month of employment after your Start Date. You will have no obligation to repay the Sign-On Bonus after three years of employment with Groupon or if your employment terminates prior to such date as a result of an Eligible Termination.

•Although you reside in Nevada, you will travel to Chicago, and other locations at which the Company has offices, as and when necessary to perform your duties and responsibilities as CEO. The Company will agree to pay your reasonable travel expenses in connection with this travel consistent with its Travel and Expense Reimbursement Policy. If you decide to relocate to Chicago, the Company will negotiate with you a mutually agreeable, market-based relocation package.
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•Groupon reserves the right to modify the terms of your compensation and bonus opportunity in the future.
Benefits
•You are eligible to participate in the following Groupon employee benefit plans beginning on the 1st of the month following your Start Date: medical insurance, dental insurance, vision insurance, an employee assistance program, flexible spending accounts, life insurance, short and long-term disability programs, and the 401(k) plan. You are eligible for routine time off beginning on your Start Date. Participation in any benefit program is subject at all times to the terms of any applicable plan or policy. Groupon reserves the right to modify, change, or cease these benefits or begin new benefits in the future.
At all times, your employment at Groupon will be “at will,” which means either you or Groupon may end the relationship at any time, for any reason or no reason at all, with or without notice. Although your job duties, responsibilities, title, compensation, and benefits may change from time to time, only a duly authorized officer of Groupon can change the “at will” nature of your employment in an express written agreement.
By accepting this offer of employment, you represent and warrant that you will not use or disclose any confidential, proprietary, or trade secret information of any prior employer or use or disclose any information belonging to any third party that Groupon would not have the right to use without restriction.
At all times, you will be subject to all policies, procedures and practices of Groupon, including those in the Global Code of Conduct and Employee Handbook. You also agree that while employed by Groupon, you will: (i) devote your full professional time and attention to Groupon; (ii) not engage in any employment, business or activity that may harm Groupon’s reputation or good name; (iii) not engage in any other employment or consult for any other business without prior written consent from Human Resources; (iv) not serve on any board of directors without prior approval from Groupon’s Board as coordinated by Groupon’s General Counsel; and (iv) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees. If, at the time you receive this letter, you are already serving on advisory boards, non-profit boards, for-profit boards or engaged in some other employment or consulting, please disclose this to Human Resources prior to your Start Date so that those commitments can be evaluated under Groupon’s Code of Conduct.
On your Start Date, please provide us with proof of identity and United States work authorization to complete the required Form I-9, Employment Eligibility Verification. Please refer to page 9 of http://www.uscis.gov/files/form/i-9.pdf for a complete list of eligible documentation. Any representations that may have been made to you about the terms of your offer that are not contained in this letter are superseded by this offer, and the terms of this letter can only be
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modified by a written document signed by you and a duly authorized representative of Groupon. By signing this offer letter, you agree to the terms contained herein.
Please signify your acceptance of this offer by signing and returning this letter to Groupon no later than 7 days from the date of issue or 3 business days prior to your start date, whichever comes first.

Sincerely,

/s/ Ted Leonsis

Ted Leonsis
Chairman of the Board

Accepted by: __/s/ Kedar Deshpande_________________

Agreed and accepted this November 30, 2021

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